Exhibit 99.1

Information

LOCKHEED MARTIN CORPORATION ANNOUNCES THE PLANNED

REDEMPTION OF ITS OUTSTANDING FLOATING RATE CONVERTIBLE

DEBENTURES

BETHESDA, Md., June 26, 2008– Lockheed Martin Corporation (NYSE: LMT) today announced the planned redemption of all of the outstanding $1,000,000,000 in original aggregate principal amount of Floating Rate Convertible Senior Debentures due 2033 on August 15, 2008. Lockheed Martin will redeem the debentures at a redemption price equal to $1,000 per $1,000 in original principal amount of debentures.

In accordance with the terms of the indenture governing the debentures, the debentures may be converted at any time prior to 5:00 p.m. Eastern time on August 14, 2008. Holders who want to convert debentures must satisfy the requirements for conversion in the indenture and the debentures. The conversion rate, as adjusted to June 26, 2008, is 13.7998 shares of common stock for each $1,000 in original principal amount of debentures. Under the terms of the indenture, Lockheed Martin is required to pay cash in lieu of common stock for the accreted principal amount of the debentures, which at all times up to the redemption date will be equal to the original principal amount of the debentures. The indenture provides that Lockheed Martin is entitled at its option to settle the remaining conversion obligations in cash, shares of Lockheed Martin common stock or a combination of cash and common stock. Lockheed Martin intends to satisfy its conversion obligations in excess of the accreted principal amount of the debentures entirely in shares of common stock, with any fractional share being paid in cash.

ANY DEBENTURES THAT HAVE NOT BEEN DELIVERED TO THE CONVERSION AGENT AS OF 5:00 P.M., NEW YORK TIME, ON AUGUST 14, 2008, NO LONGER WILL BE ELIGIBLE FOR CONVERSION AND WILL BE REDEEMED AT THE REDEMPTION PRICE OF $1,000 FOR EACH $1,000 IN PRINCIPAL AMOUNT ON AUGUST 15, 2008.

The Corporation does not expect that the redemption of the debentures, or the anticipated conversions by holders in advance of redemption, will have a material effect on the Corporation’s financial condition or results of operations.

Headquartered in Bethesda, Md., Lockheed Martin employs about 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

Media Contact

Jeff Adams, (301) 897-6308

Investor Relations Contact:

Jerry Kircher, (301)897-6584 or Shamala Littlefield, (301) 897-6455